UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2011

CADENCE DESIGN SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	77-0148231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5 San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)

(408) 943-1234

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cadence Design Systems, Inc. (“Cadence”) entered into an employment agreement with Geoffrey G. Ribar, its Senior Vice President and Chief Financial Officer, effective October 21, 2011 (the “Employment Agreement”). Mr. Ribar’s base salary, bonus participation and equity grants remain unchanged and are consistent with the terms of Mr. Ribar’s offer letter, as previously described in Cadence’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 27, 2010.

Pursuant to the terms of the Employment Agreement, if Mr. Ribar’s employment is terminated by Cadence without “Cause” or if Mr. Ribar terminates his employment in connection with a “Constructive Termination” (each, as defined in the Employment Agreement), Mr. Ribar will be entitled to the benefits provided for in the form of Executive Transition and Release Agreement attached to the Employment Agreement (the “Transition Agreement”) in exchange for his execution and delivery of the Transition Agreement.

The Transition Agreement provides for the employment of Mr. Ribar as a non-executive employee for up to 1 year after his termination with continued coverage under Cadence’s medical, dental and vision insurance plans, at Cadence’s expense, should Mr. Ribar elect COBRA coverage. In addition, the outstanding unvested options and incentive stock awards (other than any incentive stock awards subject to performance-based vesting criteria) held by Mr. Ribar on the date of his termination that would have vested over the succeeding 12 month period will immediately vest and, to the extent applicable, become exercisable. Incentive stock awards subject to performance-based vesting criteria will remain outstanding and continue to vest through the end of the applicable performance period, provided such performance period ends within 12 months following the date of termination and to the extent earned upon satisfaction of the performance-based vesting criteria. Upon the end of such performance period, such awards will immediately vest with respect to the portion thereof that would have vested over the 12 months following the date of termination and there will be no further vesting of such awards.

Provided Mr. Ribar does not resign from Cadence and executes and delivers a release of claims and Cadence does not terminate his employment during the term of the Transition Agreement, Mr. Ribar shall receive the following benefits pursuant to the Transition Agreement: (i) a monthly salary of $4,000 for a period of 6 months, commencing on the first pay date that is more than 30 days following the date that is 6 months after the commencement of the transition period, (ii) a lump-sum payment of 100% of his annual base salary (at the highest rate in effect during his employment as Senior Vice President and Chief Financial Officer) on the 30th day following the date that is 6 months after the commencement of the transition period, and (iii) a lump-sum payment of 75% of his annual base salary (at the highest rate in effect during his employment as Senior Vice President and Chief Financial Officer) on the 30th day following the date of his termination under the Transition Agreement. The Transition Agreement also requires Mr. Ribar to comply with non-solicitation and non-competition provisions in favor of Cadence and, subject to such limitations, does not otherwise preclude Mr. Ribar from accepting and holding full-time employment elsewhere.

If, within 3 months before or 13 months after a “Change in Control” (as defined in the Employment Agreement), Mr. Ribar’s employment is terminated without “Cause” or Mr. Ribar terminates his employment in connection with a “Constructive Termination,” then, in exchange for Mr. Ribar’s execution and delivery of the Transition Agreement, the payments described in clause (ii) of the paragraph above shall be 150% of his highest annual base salary instead of 100% of his highest annual base salary and the payments described in clause (iii) of the paragraph above shall be 112.5% of his highest annual base salary instead of 75% of his highest annual base salary, and all of Mr. Ribar’s outstanding stock options and incentive stock awards will immediately vest in full and become exercisable.

Mr. Ribar is not entitled to benefits under the Transition Agreement if his employment is terminated for “Cause,” or as a result of his “Permanent Disability” (each as defined in the Employment Agreement) or death or if he voluntarily terminates his employment (other than in connection with a “Constructive Termination”). However, if Mr. Ribar is terminated due to his death or “Permanent Disability,” and he or his estate executes and delivers a release of claims in the form attached to the Employment Agreement, the outstanding unvested options and incentive stock awards held by Mr. Ribar on the date of his termination that would have vested over the succeeding 12 month period will immediately vest and, to the extent applicable, will become exercisable and remain exercisable for a 24 month period following his termination date (but no later than the original expiration period of the applicable award). In addition, if Mr. Ribar’s employment terminates on account of his “Permanent Disability” and Mr. Ribar elects COBRA continuation coverage, Cadence will pay Mr. Ribar’s COBRA premiums for 12 months following termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2011

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ James J. Cowie
James J. Cowie
Senior Vice President, General Counsel and Secretary